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                                                                       EXHIBIT B

[LOGO]
URBACH KAHN & WERLIN LLP
CERTIFIED PUBLIC ACCOUNTANTS

                                                              December 19, 2003

VIA FACSIMILE (702) 434-1644 AND U.S. MAIL
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Jerry Mottern, Audit Committee Chairman
Mid-State Raceway, Inc.
P.O. Box 860
Vernon, NY 13476-0860

Dear Mr. Mottern:

By letter dated December 11, 20003, Urback Kahn & Werlin LLP resigned as the Company's independent auditor. The Company has asked us to clarify our position with respect to this use of our audit reports previously issued in connection with the Company's financial statements as of and for the years ended December 31, 2000, 2001 and 2002.

Professional standards require that auditors perform certain subsequent review procedures when audit reports are to be reissued. The inclusion of our audit reports in the delinquent 10-K filings the Company plans to submit to the Securities and Exchange Commission is considered a "reissuance" of our audit reports and, as such, will require the completion of subsequent event review procedures. Such procedures will include, but not be limited to:

o Inquiries of officers and executives having responsibility for financial and accounting matters concerning events subsequent to the date of our auditor's reports that would have a material effect on the previously audited financial statements.

o    Reading of minutes of the Board of Directors and committees thereof.

o    Inquires of the Company's legal counsel, and

o Obtaining representations from management concerning its responsibilities for the financial information and other matters.

Upon completion of these procedures, and any other procedures that we deem necessary in the circumstances, we will advise you if we are in a position to consent to the use of our independent auditor's reports in the delinquent 10-K filings.

In addition, we will perform interim review procedures on unaudited financial statements expected to be included in delinquent 10-Q filings for periods through December 31, 2002. Such interim review procedures will also be conducted in accordance with professional standards.

As you can appreciate, in order to accomplish the foregoing, we will need the full cooperation of management throughout these review processes.

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Jerry Mottern
Mid-State Raceway, Inc.
Page Two
December 19, 2003



We will schedule our subsequent review procedures at a mutually convenient time. We will need, of course, to agree on a fee arrangement for these services, including payment of all outstanding invoices prior to the commencement any work.


                                                  Very truly yours,

                                                  URBACH KAHN & WERLIN LLP


                                                  /s/ Paul L. Goetz
                                                  -----------------------------
                                                  Paul L. Goetz, CPA
                                                  Partner
PLG:lsy
Copy:    Hoolae Paoa (by facsimile)
         Bruce Poushter (by facsimile)